EXHIBIT 10.3
EXECUTIVE RETENTION AGREEMENT
THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”) between Cimpress plc (the “Company”) and Florian Baumgartner (the “Executive”) is effective as of February 1, 2023 (the “Effective Date”). Except where the context otherwise requires, the term “Company” includes each of Cimpress plc, any of its predecessor or successor entities, and any of its present or future parent or subsidiary entities.
WHEREAS, reference is made to that certain Employment Agreement, dated as of July 10, 2019, between the Executive and Cimpress Deutschland GmbH, a subsidiary of the Company incorporated and registered in Germany with company number HRB 115906 B whose registered office is at Salzufer 6, 10587 Berlin (the “Employer”, and such agreement, the “Original Agreement”), as amended by the Executive and the Employer on January 1, 2021 (the “Amendment”, and together with the Original Agreement, the “Employment Agreement”, as the same may be amended and/or restated from time to time);
WHEREAS, the Company desires to retain the services of the Executive and, in order to do so, is entering into this Agreement in order to provide compensation to the Executive in the event the Executive’s employment with the Company is terminated under certain circumstances;
WHEREAS, the Company also recognizes that the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among key personnel, may deter key potential personnel from joining the Company and may result in the departure or distraction of key personnel to the detriment of the Company and its shareholders; and
WHEREAS, the Company’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage the continued employment and dedication of the Executive without distraction from the possibility of a change in control of the Company and related events and circumstances.
NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in the Company’s employ, the Company agrees that, subject to the terms of this Agreement, the Executive will receive the payments and benefits set forth herein in the event of a Change in Control and the severance payments and benefits set forth herein in the event the Executive’s employment with the Company terminates under the circumstances described below.
1.Key Definitions. See Annex A for a list of certain defined terms used herein.
2.Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, takes effect upon the Effective Date and will terminate upon the fulfillment by the Company of its obligations under this Agreement following a termination of the Executive’s employment (the “Term”).
3.Termination of Employment.
1.1Notice of Termination. In addition to complying with the notice provision set forth in Section 7.3 of the Employment Agreement, any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) will also be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7 hereof, which notice will (i) indicate the specific termination provision of this Agreement relied upon and (ii) in the event of a termination by the Company for Cause or a resignation by the Executive for Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.
1.2Date of Termination. The effective date of a termination of employment will be determined in accordance with the Employment Agreement (the “Date of Termination”) or, in the case of a termination due to the Executive’s death, the date of the Executive’s death.
1.3Timing of Specific Notices of Termination.
(a)Any Notice of Termination for Cause given by the Company must be given within 30 days of the occurrence of the event(s) or circumstance(s) constituting Cause. Prior to any termination for Cause being effective, the Executive will be entitled to a hearing before the Board at which the Executive may elect to be represented by counsel and at which the Executive will have a reasonable opportunity to be heard. Such

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hearing will be held on not less than 30 days’ prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) that the Board believes constitutes Cause. Any Notice of Termination for Cause must be approved by an affirmative vote of two-thirds of the members of the Board.
(b)Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) constituting Good Reason.
4.Benefits to Executive.
1.1Acceleration of Awards upon Change in Control. If the Change in Control Date occurs prior to the Date of Termination or if the Executive’s employment with the Company is terminated (other than a termination by the Company for Cause or a resignation by the Executive without Good Reason) within 180 days prior to the Change in Control Date, then, effective upon the Change in Control Date:
(a)all stock options and other stock-based awards held by the Executive (other than any performance share unit awards granted before December 31, 2022 or any restricted stock units granted to the Executive on January 1, 2021, for which the change in control provisions of the applicable award agreements will govern) will immediately accelerate and become fully exercisable or nonforfeitable, with any award that is subject to performance-based vesting (other than any performance share unit awards granted before December 31, 2022) deemed to be earned at 100% of the target levels of performance for such award;
(b)the performance criteria (if any) applicable to any Annual Award will be deemed satisfied at 100% of the target levels of performance for such awards, and the Executive will be entitled to receive, on the Change in Control Payment Date, 100% of the target amount of each Annual Award, less any amount previously paid to the Executive under such Annual Award (but, for the avoidance of doubt, in no event will such amount be less than $0 for any Annual Award); and
(c)the performance criteria (if any) applicable to any Multi-Year Award will be deemed satisfied at 100% of the target levels, and the Executive will be entitled to receive, on the Change in Control Payment Date, 100% of the target amount of each Multi-Year Award, less any amount previously paid to the Executive under such Multi-Year Award (but, for the avoidance of doubt, in no event will such amount be less than $0 for any Multi-Year Award).
1.2Compensation Upon Termination. If the Executive’s employment with the Company terminates during the Term and such termination, if challenged by the Executive, is upheld by the courts of the Federal Republic of Germany, the Executive will be entitled to the following benefits:
(a)Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company will pay or provide to the Executive (or to the Executive’s authorized representative or estate) the Accrued Obligations in the next regularly scheduled pay cycle following the Date of Termination (or on such earlier date as is required by applicable law).
(b)Termination Without Cause or Resignation for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or the Executive’s death) or the Executive resigns for Good Reason:
(i)the Company will pay to the Executive in the next regularly scheduled pay cycle following the Date of Termination a lump sum in cash equal to the sum of:
(1)the Executive’s then current annual base salary (calculated as though the “Salary for RSU Program” described in the Amendment had not occurred),
(2)100% of any Annual Award (assuming achievement of the applicable performance criteria, if any, at target levels) for the fiscal year in which the Date of Termination occurs,
(3)a pro-rated portion of 100% of any Annual Award (assuming achievement of the applicable performance criteria, if any, at target levels) for the fiscal year in which the Date of Termination occurs, with such pro-ration determined by multiplying 100% of the target amount of such Annual Award by a fraction, (i) the numerator of which is the number of days elapsed between (A) the first day of the fiscal year in which the Date of Termination occurs and (B) the Date of Termination and (ii) the denominator of which is

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365, less any amount previously paid to the Executive under such Annual Award (but, for the avoidance of doubt, in no event will such amount be less than $0 for any Annual Award), and
(4)a pro-rated portion of 100% of any Multi-Year Award (assuming achievement of the applicable performance criteria, if any, at target levels), with such pro-ration determined by multiplying 100% of the target amount of such Multi-Year Award by a fraction, (i) the numerator of which is the number of days elapsed between (A) the first day of the Performance Period and (B) the Date of Termination, and (ii) the denominator of which is the total number of days in the Performance Period, less any amount previously paid to the Executive under such Multi-Year Award (but, for the avoidance of doubt, in no event will such amount be less than $0 for any Multi-Year Award);
(ii)for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue to provide benefits to the Executive and the Executive’s family at least equal to those that would have been provided if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Effective Date or, if more favorable to the Executive and the Executive’s family, in effect at any time thereafter with respect to other peer executives of the Company and its controlled affiliates; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company will no longer be required to provide those particular benefits to the Executive and the Executive’s family;
(iii)for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive will be considered to have remained employed by the Company until 12 months after the Date of Termination;
(iv)if such termination occurs within 12 months following the Change in Control Date, then notwithstanding any provision in any applicable option agreement to the contrary, each stock option held by the Executive will continue to be exercisable by the Executive until the earlier of 12 months following the Date of Termination and the original expiration date of the option; and
(v)any stock options and other stock-based awards held by the Executive as of the Date of Termination (other than any performance share unit awards granted before December 31, 2022 and any restricted stock units granted to the Executive on January 1, 2021) will remain outstanding and will not be forfeited until the date that is 180 days following the Date of Termination to the extent necessary to effect the treatment set forth in Section 4.1(a) above; provided, however, that no vesting of such stock options or other stock-based awards will occur during such 180-day period unless a Change in Control occurs during such 180-day period.
(c)Additional Limitation. At the time of the signing of this Agreement, the Executive is not subject to the tax laws of the United States, and the following subclauses (i)-(iii) will not apply unless and until the Executive becomes subject to the tax laws of the United States and such tax laws are deemed to apply to all or any portion of the payments to the Executive hereunder:
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments will be reduced (but not below zero) so that the sum of all of the Aggregate Payments will be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments will be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) will be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)For purposes of this Section 4.2(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed

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on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments will be made pursuant to Section 4.2(c)(i) will be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm will be binding upon the Company and the Executive.
(d)Section 409A of the Code. At the time of the signing of this Agreement, the Executive is not subject to the tax laws of the United States, and this Section 4.2(d) will not apply unless and until the Executive becomes subject to the tax laws of the United States and such tax laws are deemed to apply to all or any portion of the payments to the Executive hereunder. In such an event, anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit to which the Executive becomes entitled under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code (the “Termination Benefits”), such payment will not be payable and such benefit will not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Payment Date”). If not prohibited by Section 409A of the Code, such Termination Benefits will, upon the Date of Termination, be paid into an escrow account with a third party reasonably acceptable to the Executive, such escrow account to be subject to the claims of creditors of the Company and such Termination Benefits to be paid to the Executive immediately upon the Payment Date. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)Exclusions from Base Salary and Bonus. For purposes of this Section 4, base salary and bonus exclude, without limitation, the following items: permanent or temporary housing allowances, transportation and moving expenses, tuition, air travel for non-business reasons, tax equalization payments, and any extraordinary payments that the Executive may be entitled to pursuant to non-U.S. law.
4.3    Mitigation. The Executive is not required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.2(b)(ii) and in Section 8.8, the amount of any payment or benefits provided for in this Section 4 will not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
5.Disputes.
1.1Settlement of Disputes. All claims by the Executive for benefits under this Agreement must be directed to and determined by the Board and will be in writing in accordance with Section 7.1. Any denial by the Board of a claim for benefits under this Agreement will be delivered to the Executive in writing in accordance with Section 7.1 and will set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board will afford a reasonable opportunity to the Executive for a review of the decision denying a claim. In the event of any further dispute or controversy arising under or in connection with this Agreement, the parties irrevocably agree that the courts of the Federal Republic of Germany shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

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1.2Expenses. The Company agrees to pay as incurred, to the fullest extent permitted by law, all legal, accounting and other fees and expenses that the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or the performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
5.3    Compensation During a Dispute. If the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits the Executive is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company will continue to (a) pay the Executive’s base salary as of the Effective Date (or as the same was or may be increased thereafter from time to time) and (b) provide benefits to the Executive and the Executive’s family at least equal to those that would have been provided if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Termination Date, until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator’s award pursuant to Section 5.1. Following the resolution of such dispute, the sum of the payments (net of tax and other withholdings) made to the Executive under clause (a) of this Section 5.3 will be deducted from any cash payment the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment the Executive is entitled to receive pursuant to Section 4, the excess of such net sum over the amount of such payment will be repaid (without interest) by the Executive to the Company within 60 days of the resolution of such dispute.
6.Successors.
1.1Successor to the Company. Cimpress plc will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Cimpress plc to assume and agree to perform this Agreement to the same extent that Cimpress plc would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession will (a) be a material breach of this Agreement and will constitute Good Reason if the Executive elects to terminate employment and (b) cause such succession to be deemed a Change in Control for purposes of Section 4 hereof regardless of the definition of Change in Control set forth in Annex A. As used in this Agreement, “Company” means the Company as defined above and any successor to its business or assets that assumes and agrees to perform this Agreement, by operation of law or otherwise, except where the context otherwise requires.
1.2Successor to Executive. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount is still payable to the Executive or the Executive’s family hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
7.Notice.
1.1All notices, instructions and other communications given hereunder or in connection herewith will be in writing. Any such notice, instruction or communication will be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at:
Cimpress plc
c/o Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451
USA
Attn: General Counsel

and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).
7.2    Any such notice, instruction or communication will be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication will be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

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8.Miscellaneous.
1.1Consideration. The Executive acknowledges having received adequate consideration from the Company for entering into this Agreement.
1.2Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
1.3Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies that may be available, the Executive will have the right to specific performance and injunctive relief.
1.4Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Federal Republic of Germany, without regard to conflicts of law principles.
8.5    Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company will be deemed a waiver of that or any other provision at any subsequent time.
8.6    Counterparts. This Agreement may be executed in counterparts (including by PDF or other electronic transmission), each of which will be deemed to be an original but both of which together will constitute one and the same instrument.
8.7    Tax Withholding. Any payments provided for hereunder will be paid net of any applicable tax withholding required under federal, state or local law.
8.8    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled; provided that the parties acknowledge and agree that this Agreement will not supersede the Employment Agreement, which remains in full force and effect. Except for the provisions of Section 4.1 hereof, nothing in this Agreement will modify, amend or alter, in any manner, any stock option or other stock-based award or any non-disclosure, non-competition, non-solicitation, assignment of invention, or any similar agreement, to which the Executive is a party. Without limiting the foregoing, the provisions of Section 4.1 hereof apply to all equity awards granted to the Executive on August 15, 2022 and January 15, 2023, notwithstanding anything to the contrary in the Entire Agreement and Waiver section of the equity award agreement governing any such equity award. The Executive will not be entitled to any severance or similar benefits in excess of the benefits the Executive is owed under this Agreement. To the extent that, at the time of the Executive’s termination of employment, any laws or regulations provide for the payment of a severance or similar benefit that is in addition to, or in excess of, the amounts the Executive is owed with respect to any similar element of compensation under this Agreement, the Executive hereby waives any rights or benefits to which the Executive may be entitled pursuant to any such laws or regulations; provided that, to the extent the foregoing waiver is ineffective or unenforceable, the benefits the Executive is owed under this Agreement will be reduced to an amount such that the sum of such reduced amount and the amount the Executive actually receives pursuant to any such laws or regulations is equal to the amount that would have been payable under this Agreement but for the operation of this proviso.
8.9    Amendments. This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive. Notwithstanding anything herein to the contrary, to the extent future guidance is issued regarding Section 409A that the Company or the Executive reasonably believes will result in adverse tax consequences to the Executive as a result of this Agreement, then the Company and the Executive will renegotiate the terms of this Agreement in good faith in order to minimize or eliminate such tax treatment.
8.10    Executive’s Acknowledgements. The Executive acknowledges that the Executive (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the Company’s outside and in-house counsel

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are acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and are not acting as counsel for the Executive.
8.11    Award Transfers. All references in this Agreement to options, other stock-based awards or any other awards of the Company (collectively, “Awards”), and all provisions related to such Awards and the benefits obtained by the Executive with respect to the treatment of such Awards, will be deemed to apply equally to: (a) Awards held directly by the Executive and (b) Awards transferred by the Executive to permitted transferees under the terms of such Awards, including, without limitation, Awards transferred by the Executive to any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the Executive and/or an immediate family member of the Executive; such that, without limiting the generality of the foregoing, all rights and benefits of and to the Executive arising from or relating to the treatment of such Awards under the terms of this Agreement will be deemed to apply equally to any such Awards transferred to and held by such permitted transferees, including, without limitation, all rights and benefits relating to the acceleration of vesting of Awards and the extension of the period for exercising Awards.
8.12    Clawback. The Executive acknowledges and agrees that any incentive-based compensation paid to the Executive pursuant to this Agreement or otherwise will be subject to reduction, cancellation, forfeiture, clawback and/or recoupment (a) pursuant to any Company clawback, forfeiture or other similar policy applicable to the Executive (including any such policy adopted pursuant to applicable law, government regulation or stock exchange listing requirement, including, without limitation Rule 10D-1 under the Exchange Act) and (b) to the extent necessary to comply with applicable law.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

CIMPRESS PLC

/s/Matthew Walsh
By:    Matthew Walsh
Title:    Senior Vice President, General Counsel, and Secretary

EXECUTIVE

/s/Florian Baumgartner
Florian Baumgartner

Address:

[Signature Page to Executive Retention Agreement]

Annex A
As used herein, the following terms have the following respective meanings:
1.“Accrued Obligations” means (a) the Executive’s earned but unpaid base salary through the Date of Termination, (b) the Executive’s accrued but unused vacation that accrued through the Date of Termination, (c) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and (d) without duplication of any other benefits provided to the Executive hereunder, any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which, notwithstanding anything herein to the contrary, will be paid and/or provided in accordance with the terms of such employee benefit plans.
2.“Annual Award” means any cash bonus award (including any annual or quarterly cash bonus award) with a Performance Period of one year or less.
3.“Cause” shall have the meaning given thereto in the Employment Agreement.
4.(a)    “Change in Control” means any of the following:
(a)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership of any capital stock of Cimpress plc (or any successor thereto) if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding ordinary shares of Cimpress plc (or any successor thereto) (the “Outstanding Cimpress Ordinary Shares”) or (y) the combined voting power of the then-outstanding securities of Cimpress plc (or any successor thereto) entitled to vote generally in the election of directors (the “Outstanding Cimpress Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change in Control: (i) any acquisition directly from Cimpress plc (or any successor thereto) (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for ordinary shares or voting securities of Cimpress plc (or any successor thereto), unless the Person exercising, converting or exchanging such security acquired such security directly from Cimpress plc (or any successor thereto) or an underwriter or agent of Cimpress plc (or any successor thereto)), (ii) any acquisition by Cimpress plc (or any successor thereto), (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Cimpress plc (or any successor thereto) or any entity controlled by Cimpress plc (or any successor thereto), or (iv) any acquisition by any Person pursuant to a transaction that complies with clauses (i) and (ii) of subsection (c) of this definition; or
(b)such time as the Continuing Directors (as defined below) do not constitute a majority of the Board, where the term “Continuing Director” means, at any date, a member of the Board (i) who was a member of the Board on the Effective Date or (ii) who was nominated or elected subsequent to such date by a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that, for purposes of this clause (ii), any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board, will be excluded; or
(c)the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Cimpress plc (or any successor thereto) or a sale or other disposition of all or substantially all of the assets of Cimpress plc (or any successor thereto) in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Cimpress Ordinary Shares and Outstanding Cimpress Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding ordinary shares and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring entity in such Business Combination (which includes, without limitation, an entity that as a result of such transaction owns Cimpress plc (or any successor thereto) or substantially all of the assets of Cimpress plc (or any successor thereto) either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Cimpress Ordinary Shares and Outstanding Cimpress Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Entity or any employee benefit plan (or related trust) maintained or sponsored by Cimpress plc (or any successor thereto) or by the Acquiring Entity) beneficially owns, directly or indirectly, 30% or more of the then outstanding ordinary shares of
A-1

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the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(d)approval by the Board of a complete liquidation or dissolution of Cimpress plc (or any successor thereto).
5. “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.
6.“Change in Control Payment Date” means as soon as practicable following the Change in Control Date but no later than two and one-half months following the Change in Control Date.
7.“Code” means the Internal Revenue Code of 1986, as amended.
8.“Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
9.“Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below:
(a)    a material diminution in the Executive’s authority, duties or responsibilities in effect as of the Effective Date;
(b)    a material reduction in the Executive’s base salary as in effect on the Effective Date or as the same was or may be increased thereafter from time to time, except to the extent that such reduction affects all executive officers of the Company and its subsidiaries to a comparable extent;
(c)    a material change by the Company in the geographic location at which the Executive performs (or has performed) the Executive’s principal duties for the Company; or
(d)    any action or inaction by the Company that constitutes a material breach of this Agreement.
Notwithstanding the occurrence of any such event or circumstance, such occurrence will not be deemed to constitute Good Reason if, within 30 days of the Notice of Termination given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom. If the Company does not fully correct such event or circumstance and reasonably compensate the Executive for any losses or damages resulting therefrom during this 30-day period, the Notice of Termination for Good Reason given by the Executive will become effective on the 30th day after the Notice of Termination is delivered.
For purposes of this Agreement, any reasonable, good faith determination of “Good Reason” made by the Executive will be conclusive, binding and final. The Executive’s right to resign for Good Reason will not be affected by the Executive’s incapacity due to physical or mental illness.
10.“Multi-Year Award” means any cash bonus award with a Performance Period that exceeds one year.
11.“Performance Period” means the time period for which performance is measured for purposes of receiving a bonus under an Annual Award or a Multi-Year Award.
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